Exhibit 99.1

Amedisys Names Scott Ginn Acting Chief Operating Officer

BATON ROUGE, La., November 22, 2022 (GLOBE NEWSWIRE) — Amedisys, Inc. (NASDAQ: AMED), a leading provider of home health, hospice, personal care and high-acuity care, names Scott Ginn, Executive Vice President and Chief Financial Officer, its Acting Chief Operating Officer, effective immediately.

“I am delighted to have Scott Ginn serving as a trusted partner in this critical role on our leadership team,” stated Paul Kusserow, Chairman and CEO of Amedisys. “Scott is well respected within Amedisys and the industry and this appointment will generate enormous enthusiasm. I am fully confident that his intimate knowledge of both Amedisys’ finance and operations will enable us to deliver strong results and continue to provide the industry’s best care to our people and our patients.”

Ginn has led financial teams at Amedisys since 2007, serving as Senior Vice President of Accounting and Controller and Chief Accounting Officer before being named Chief Financial Officer in 2017 and then being promoted to Executive Vice President in 2021.

As Acting Chief Operating Officer, Ginn will be responsible for all of Amedisys’ home health, hospice and personal care operations in addition to his current duties as Chief Financial Officer.

“I am proud to step into this position and to continue to lead the company I’ve had the privilege of serving for 15 years,” stated Scott Ginn, Executive Vice President, Chief Financial Officer and Acting Chief Operating Officer. “I look forward to working more closely with our operators and capitalizing on the tremendous amount of opportunity ahead of us.”

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice, personal care and high-acuity care services. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; inpatient hospital, palliative, and skilled nursing facility (“SNF”) care in their homes; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 90,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With approximately 21,000 employees, in 547 care centers in 36 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 445,000 patients in need every year, performing more than 11.5 million visits annually. For more information about the Company, please visit: www.amedisys.com.

FORWARD-LOOKING STATEMENTS

Words like “believes,” “belief,” “expects,” “strategy,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “will,” “could,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: the impact of the novel coronavirus pandemic (“COVID-19”), including the measures that have been and may be taken by governmental authorities to mitigate it, on our business, financial condition and results of operations; the impact of current and proposed federal, state and local vaccine mandates; staffing shortages driven by the competitive labor markets; changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis; changes in Medicare and other medical payment levels; our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively; competition in the healthcare industry; changes in the case mix of patients, the episodic versus non-episodic mix of our payors and payment methodologies; changes in estimates and judgments associated with critical accounting policies; our ability to maintain or establish new patient referral sources; our ability to consistently provide high-quality care; our ability to attract and retain qualified personnel; our ability to keep our patients and employees safe; changes in payments and covered services by federal and state governments; future cost containment initiatives undertaken by third-party payors; our access to financing; our ability to meet debt service requirements and comply with covenants in debt agreements; business disruptions due to natural disasters, climate change or acts of terrorism, widespread protests or civil unrest; our ability to integrate, manage and keep our information systems secure; the impact of inflation; our ability to realize the anticipated benefits of acquisitions, investments and joint ventures; and changes in laws or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Contact:

Nick Muscato	Kendra Kimmons

Amedisys, Inc.	Amedisys, Inc.

Investor Relations	Media Relations

615.928.5452	225.299.3720

nick.muscato@amedisys.com	Kendra.kimmons@amedisys.com